Exhibit 99.1

Investor Contact:       Media Contact:
Lindsey Opsahl      Leslie Wojcik
SEI         SEI
+1 610-676-4052      +1 610-676-4191
lopsahl@seic.com      lwojcik@seic.com
Pages:  8

FOR IMMEDIATE RELEASE
SEI Reports Second-Quarter 2020 Financial Results
OAKS, Pa., July 22, 2020 – SEI Investments Company (NASDAQ:SEIC) today announced financial results for the second-quarter 2020. Diluted earnings per share were $0.68 in second-quarter 2020 compared to $0.82 in second-quarter 2019.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2020	2019	%	2020	2019	%

Revenues	$400,646	$409,586	(2)%	$815,408	$810,406	1%
Net income	101,066	126,540	(20)%	210,308	240,521	(13)%
Diluted earnings per share	$0.68	$0.82	(17)%	$1.39	$1.54	(10)%
“While we and the rest of the world continue to cope with the pandemic, our employees’ health and safety remain our top priority as we move through our return-to-office plans. We are proud of our global workforce’s resilience as they manage the extended period of a remote workplace—all the while remaining totally committed to supporting and servicing our clients. We greatly appreciate the healthcare workers and others who help us deal with COVID-19’s impact on our lives,” said Alfred P. West, Jr., SEI Chairman and CEO.

“While financial markets somewhat rebounded during the quarter, we experienced headwinds that impacted our results. Our client engagement was high last quarter, resulting in positive sales activity. We continue to invest in our One SEI strategy, using this period to accelerate the necessary development work that will bring this initiative to its full potential.

“Our view of the future is not dampened by the challenges we all face in society today. Our diverse global workforce is the foundation of what will enable us to fulfill our promise of serving our clients and communities in which we work and live. Capitalizing on the opportunities in the markets we serve and the solutions we offer will lead to increased shareholder value.”

Summary of Second-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2020	2019	%	2020	2019	%
Private Banks:
Revenues	$107,726	$116,092	(7)%	$220,947	$234,351	(6)%
Expenses	107,723	107,790	—%	218,376	218,752	—%
Operating Profit	3	8,302	(100)%	2,571	15,599	(84)%
Operating Margin	—%	7%		1%	7%

Investment Advisors:
Revenues	93,708	100,122	(6)%	196,029	194,883	1%
Expenses	50,149	50,558	(1)%	102,581	103,060	—%
Operating Profit	43,559	49,564	(12)%	93,448	91,823	2%
Operating Margin	46%	50%		48%	47%

Institutional Investors:
Revenues	76,523	81,109	(6)%	155,726	161,222	(3)%
Expenses	36,937	39,361	(6)%	75,204	78,115	(4)%
Operating Profit	39,586	41,748	(5)%	80,522	83,107	(3)%
Operating Margin	52%	51%		52%	52%

Investment Managers:
Revenues	119,340	109,202	9%	235,969	213,851	10%
Expenses	74,668	68,371	9%	148,957	137,437	8%
Operating Profit	44,672	40,831	9%	87,012	76,414	14%
Operating Margin	37%	37%		37%	36%

Investments in New Businesses:
Revenues	3,349	3,061	9%	6,737	6,099	10%
Expenses	13,466	6,797	98%	24,376	12,737	91%
Operating Loss	(10,117)	(3,736)	NM	(17,639)	(6,638)	NM

Totals:
Revenues	$400,646	$409,586	(2)%	$815,408	$810,406	1%
Expenses	282,943	272,877	4%	569,494	550,101	4%
Corporate Overhead Expenses	17,391	16,573	5%	35,374	36,608	(3)%
Income from Operations	$100,312	$120,136	(17)%	$210,540	$223,697	(6)%

Second-Quarter Business Highlights:
•Revenues from Asset management, administration, and distribution fees decreased primarily from lower assets under management from the carryover effect of the sharp market depreciation during March 2020, which negatively impacted our asset-based fee revenues. This decline was partially offset by increased fees from higher assets under administration from positive cash flows and sales of new business in our Investment Managers segment.
•Our average assets under administration increased $49.2 billion, or 8%, to $672.8 billion in the second-quarter 2020, as compared to $623.6 billion during the second-quarter 2019 (see attached Average Asset Balances schedules for further details).
•Our average assets under management, excluding LSV, declined $1.8 billion, or 1%, to $226.8 billion in the second-quarter 2020, as compared to $228.6 billion during the second-quarter 2019 (see attached Average Asset Balances schedules for further details).
•Information processing and software servicing fees in our Private Banks segment decreased by $5.4 million during the second-quarter 2020 due primarily to previously announced client losses.
•Sales events, net of client losses, during second-quarter 2020 totaled approximately $22.1 million and are expected to generate net annualized recurring revenues of approximately $16.6 million when contract values are fully realized.
•The increase in our operational expenses was primarily due to increased consulting costs related to our continued investments in new business opportunities, such as our One SEI strategy and IT Services offering. This increase was partially offset by a decline in travel and promotional-related expenses, as our sales and client relationship personnel adapted to COVID-19 restrictions.
•Our earnings from LSV decreased by $9.5 million, or 25%, to $28.3 million in second-quarter 2020 as compared to $37.8 million in second-quarter 2019. The decrease in earnings was due to lower assets under management from negative cash flows from existing clients, the carryover effect of negative markets in March 2020, and client losses.
•We capitalized $5.6 million of software development costs in second-quarter 2020 for continued enhancements to the SEI Wealth PlatformSM (SWP). Amortization expense related to SWP was $10.9 million in second-quarter 2020.
•Our effective tax rates were 23.3% in second-quarter 2020 and 22.1% in second-quarter 2019. The increase in our effective tax rate was due to decreased tax benefits associated with a lower volume of stock option exercises and a higher effective state tax rate.
•We repurchased 1.6 million shares of our common stock for $89.5 million during the second-quarter 2020.

Earnings Conference Call
A conference call to review earnings is scheduled for 4:30 p.m. Eastern time on July 22, 2020. Investors may listen to the call at seic.com/ir-events. Investors may also listen to a replay by telephone at (USA) 866-207-1041; (International) 402-970-0847; Access Code: 8812985.

About SEI
After 50 years in business, SEI (NASDAQ:SEIC) remains a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth.
As of June 30, 2020, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers $1 trillion in hedge, private equity, mutual fund and pooled or separately managed assets, including $318 billion in assets under management and $693 billion in client assets under administration. For more information, visit seic.com.

This release contains forward-looking statements within the meaning or the rules and regulations of the Securities and Exchange Commission. In some cases you can identify forward-looking statements by terminology, such as ‘'may,’' '‘will,’' ‘'expect,’' ‘'believe’' and ‘'continue’' or ‘‘appear.’’ Our forward-looking statements include our current expectations as to:
•revenue that we believe will be generated by sales events that occurred during the quarter,
•whether our development initiatives will enable the full potential of our One SEI initiative,
•whether we will fulfill our promise of serving our clients and communities, and
•whether capitalizing on the opportunities in the markets in which we serve and the solutions we offer will lead to shareholder value.
You should not place undue reliance on our forward-looking statements, as they are based on the current beliefs and expectations of our management and subject to significant risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward-looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended Dec. 31, 2019, filed with the Securities and Exchange Commission.

# # #

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019

Asset management, admin. and distribution fees	$320,577	$324,925	$652,430	$638,869
Information processing and software servicing fees	80,069	84,661	162,978	171,537

Total revenues	400,646	409,586	815,408	810,406

Subadvisory, distribution and other asset mgmt. costs	44,182	46,177	89,519	89,982
Software royalties and other information processing costs	7,389	7,393	14,836	15,521
Compensation, benefits and other personnel	125,331	125,999	256,812	256,334
Stock-based compensation	7,062	5,064	13,991	10,102
Consulting, outsourcing and professional fees	57,111	45,330	110,401	95,536
Data processing and computer related	24,506	22,184	47,210	43,176
Facilities, supplies and other costs	13,973	17,100	30,769	35,845
Amortization	13,140	12,781	26,217	25,460
Depreciation	7,640	7,422	15,113	14,753

Total expenses	300,334	289,450	604,868	586,709

Income from operations	100,312	120,136	210,540	223,697

Net gain (loss) on investments	1,903	231	(2,086)	1,510
Interest and dividend income	1,370	4,313	4,573	8,570
Interest expense	(151)	(166)	(303)	(323)
Equity in earnings of unconsolidated affiliate	28,276	37,832	58,183	75,149

Income before income taxes	131,710	162,346	270,907	308,603

Income taxes	30,644	35,806	60,599	68,082

Net income	$101,066	$126,540	$210,308	$240,521

Basic earnings per common share	$0.69	$0.83	$1.42	$1.58

Shares used to calculate basic earnings per share	147,478	151,863	148,473	152,587

Diluted earnings per common share	$0.68	$0.82	$1.39	$1.54

Shares used to calculate diluted earnings per share	149,598	155,165	150,983	155,853

Dividends declared per common share	$0.35	$0.33	$0.35	$0.33

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$758,276	$841,446
Restricted cash	3,101	3,101
Receivables from investment products	49,873	54,165
Receivables, net of allowance for doubtful accounts of $1,079 and $1,201	351,614	340,358
Securities owned	35,030	33,486
Other current assets	35,005	32,289
Total Current Assets	1,232,899	1,304,845

Property and Equipment, net of accumulated depreciation of $367,677 and $353,453	182,273	160,859
Operating Lease Right-of-Use Assets	39,076	42,789
Capitalized Software, net of accumulated amortization of $466,937 and $442,677	284,341	296,068
Available for Sale and Equity Securities	105,361	116,917
Investments in Affiliated Funds, at fair value	4,749	5,988
Investment in Unconsolidated Affiliate	41,094	67,413
Goodwill	64,489	64,489
Intangible Assets, net of accumulated amortization of $10,615 and $8,773	26,145	27,987
Deferred Contract Costs	33,108	30,991
Deferred Income Taxes	2,343	2,822
Other Assets, net	37,722	30,202
Total Assets	$2,053,600	$2,151,370

Liabilities and Equity
Current Liabilities:
Accounts payable	$10,780	$4,423
Accrued liabilities	210,711	272,801
Current portion of long-term operating lease liabilities	8,285	9,156
Deferred revenue	6,349	7,185
Total Current Liabilities	236,125	293,565

Long-term Income Taxes Payable	803	803
Deferred Income Taxes	50,219	55,722
Long-term Operating Lease Liabilities	35,224	38,450
Other Long-term Liabilities	22,604	24,052
Total Liabilities	344,975	412,592

Shareholders' Equity:
Common stock, $0.01 par value, 750,000 shares authorized; 146,445 and 149,745 shares issued and outstanding	1,464	1,497
Capital in excess of par value	1,174,411	1,158,900
Retained earnings	566,929	601,885
Accumulated other comprehensive loss, net	(34,179)	(23,504)
Total Shareholders' Equity	1,708,625	1,738,778
Total Liabilities and Shareholders' Equity	$2,053,600	$2,151,370

ENDING ASSET BALANCES
(In millions) (Unaudited)

	Jun. 30,	Sept. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2019	2019	2019	2020	2020
Private Banks:
Equity and fixed-income programs	$22,563	$22,580	$23,851	$21,160	$22,974
Collective trust fund programs	4	4	4	5	5
Liquidity funds	3,322	3,695	3,405	4,143	4,291
Total assets under management	$25,889	$26,279	$27,260	$25,308	$27,270
Client assets under administration	23,387	23,985	25,801	21,497	23,903
Total assets	$49,276	$50,264	$53,061	$46,805	$51,173

Investment Advisors:
Equity and fixed-income programs	$64,591	$65,059	$67,895	$54,856	$59,958
Collective trust fund programs	6	4	4	2	3
Liquidity funds	2,618	2,673	2,887	5,969	6,648
Total assets under management	$67,215	$67,736	$70,786	$60,827	$66,609

Institutional Investors:
Equity and fixed-income programs	$82,335	$82,659	$84,291	$72,399	$80,257
Collective trust fund programs	78	81	83	94	103
Liquidity funds	2,173	2,290	1,746	3,672	1,924
Total assets under management	$84,586	$85,030	$86,120	$76,165	$82,284
Client assets under advisement	3,598	4,467	3,948	3,406	3,326
Total assets	$88,184	$89,497	$90,068	$79,571	$85,610

Investment Managers:
Collective trust fund programs	51,838	53,169	58,070	48,226	58,178
Liquidity funds	472	477	479	392	664
Total assets under management	$52,310	$53,646	$58,549	$48,618	$58,842
Client assets under administration (A)	607,086	637,986	657,541	610,794	668,611
Total assets	$659,396	$691,632	$716,090	$659,412	$727,453

Investments in New Businesses:
Equity and fixed-income programs	$1,566	$1,621	$1,688	$1,484	$1,498
Liquidity funds	141	132	158	152	194
Total assets under management	$1,707	$1,753	$1,846	$1,636	$1,692
Client assets under advisement	887	825	1,343	1,056	1,193
Total assets	$2,594	$2,578	$3,189	$2,692	$2,885

LSV Asset Management:
Equity and fixed-income programs (B)	$103,575	$100,295	$107,476	$70,851	$81,134

Total:
Equity and fixed-income programs (C)	$274,630	$272,214	$285,201	$220,750	$245,821
Collective trust fund programs	51,926	53,258	58,161	48,327	58,289
Liquidity funds	8,726	9,267	8,675	14,328	13,721
Total assets under management	$335,282	$334,739	$352,037	$283,405	$317,831
Client assets under advisement	4,485	5,292	5,291	4,462	4,519
Client assets under administration (D)	630,473	661,971	683,342	632,291	692,514
Total assets	$970,240	$1,002,002	$1,040,670	$920,158	$1,014,864
(A)Client assets under administration in the Investment Managers segment include $49.6 billion of assets that are at fee levels below our normal full-service assets (as of June 30, 2020).
(B)Equity and fixed-income programs include $1.6 billion of assets managed by LSV in which fees are based on performance only (as of June 30, 2020).
(C)Equity and fixed-income programs include $7.4 billion of assets invested in various asset allocation funds at June 30, 2020.
(D)In addition to the numbers presented, SEI also administers an additional $11.3 billion in Funds of Funds assets (as of
June 30, 2020) on which SEI does not earn an administration fee.

AVERAGE ASSET BALANCES
(In millions) (Unaudited)

	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.
	2019	2019	2019	2020	2020
Private Banks:
Equity and fixed-income programs	$22,088	$22,432	$23,106	$24,657	$22,229
Collective trust fund programs	4	4	4	4	5
Liquidity funds	3,388	3,625	3,581	3,581	4,366
Total assets under management	$25,480	$26,061	$26,691	$28,242	$26,600
Client assets under administration	23,124	23,717	24,930	24,840	23,819
Total assets	$48,604	$49,778	$51,621	$53,082	$50,419

Investment Advisors:
Equity and fixed-income programs	$62,419	$64,761	$66,371	$64,933	$57,429
Collective trust fund programs	6	5	4	3	3
Liquidity funds	3,465	2,580	2,673	3,284	6,923
Total assets under management	$65,890	$67,346	$69,048	$68,220	$64,355

Institutional Investors:
Equity and fixed-income programs	$82,597	$82,398	$83,304	$79,926	$77,037
Collective trust fund programs	78	80	82	86	100
Liquidity funds	2,342	2,287	2,106	2,342	2,476
Total assets under management	$85,017	$84,765	$85,492	$82,354	$79,613
Client assets under advisement	3,641	3,797	4,106	3,760	3,362
Total assets	$88,658	$88,562	$89,598	$86,114	$82,975

Investment Managers:
Collective trust fund programs	50,108	52,587	55,499	55,952	54,061
Liquidity funds	497	460	642	617	482
Total assets under management	$50,605	$53,047	$56,141	$56,569	$54,543
Client assets under administration (A)	600,509	630,328	646,592	654,386	649,012
Total assets	$651,114	$683,375	$702,733	$710,955	$703,555

Investments in New Businesses:
Equity and fixed-income programs	$1,436	$1,609	$1,649	$1,663	$1,468
Liquidity funds	178	142	145	168	182
Total assets under management	$1,614	$1,751	$1,794	$1,831	$1,650
Client assets under advisement	917	842	1,044	1,222	1,148
Total assets	$2,531	$2,593	$2,838	$3,053	$2,798

LSV Asset Management:
Equity and fixed-income programs (B)	$102,919	$100,094	$104,814	$88,059	$80,395

Total:
Equity and fixed-income programs (C)	$271,459	$271,294	$279,244	$259,238	$238,558
Collective trust fund programs	50,196	52,676	55,589	56,045	54,169
Liquidity funds	9,870	9,094	9,147	9,992	14,429
Total assets under management	$331,525	$333,064	$343,980	$325,275	$307,156
Client assets under advisement	4,558	4,639	5,150	4,982	4,510
Client assets under administration (D)	623,633	654,045	671,522	679,226	672,831
Total assets	$959,716	$991,748	$1,020,652	$1,009,483	$984,497
(A) Average client assets under administration in the Investment Managers segment during second-quarter 2020 include $50.1 billion that are at fee levels below our normal full-service assets.
(B) Equity and fixed-income programs include $1.4 billion of average assets managed by LSV in which fees are based on performance only during second-quarter 2020.
(C) Equity and fixed-income programs include $7.4 billion of average assets invested in various asset allocation funds during second-quarter 2020.
(D) In addition to the numbers presented, SEI also administers an additional $11.3 billion of average assets in Funds of Funds assets during second-quarter 2020 on which SEI does not earn an administration fee.